EXHIBIT 99.1

                              NEWS RELEASE


FOR FURTHER INFORMATION CONTACT:

William F. Wright                                  FOR IMMEDIATE RELEASE
Tel  619-793-7711
Fax 619-793-1994

                    AMCON PURCHASES FOOD FOR HEALTH

Omaha, NE, November 18, 1997 -- AMCON Distributing Company (NASDAQ: DIST) announced today that it has completed the purchase of all of the outstanding stock of Food For Health Company, Inc. ("FFH") from Prudential Equity Investors for an undisclosed amount of cash.

Food For Health is a leading distributor of health and natural foods to retail stores throughout the western United States. In addition to branded products, FFH also distributes two private label lines of bagged goods, primarily grains, nuts and seeds. The two private label brands are Healthy Edge and Nutri-Value . FFH's distribution facility and home office are located in Phoenix, AZ. Annual sales of FFH were $36.4 million for its most recent fiscal year ended May 1997.

William Wright, Chairman of AMCON, said "We are extremely excited about the acquisition of this fine company. Management of the company has agreed to remain in place. Food For Health fits nicely into our strategy to diversify into new distribution businesses and product lines. Although each of our companies will continue to operate separately, we see this acquisition as a great growth opportunity which expands our combined service areas to include most of the states west of the Mississippi River."

Omaha-based AMCON is a leading wholesale distributor of consumer products through nine distribution centers in Kansas, Missouri, Nebraska, North Dakota, South Dakota and Wyoming.


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